[NM LOGO]

NOTICE OF ANNUAL MEETING

NIAGARA MOHAWK POWER CORPORATION
300 ERIE BOULEVARD WEST, SYRACUSE, NEW YORK  13202


Please take notice that the Annual Meeting of Shareholders of Niagara Mohawk Power Corporation will be held at The Onondaga County Convention Center, 800 South State Street, Syracuse, New York 13202-3017 on Tuesday, May 6, 1997, at 10:30 a.m. for the following purposes:

(1) To elect four directors to serve in Class III for a term expiring at the 2000 Annual Meeting;

(2) To consider and act upon a shareholder proposal relating to an endorsement by the Company of the CERES Principles;

(3) To consider and act upon a shareholder proposal relating to executive compensation; and

(4) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders entitled to vote at the meeting are the holders of Common Stock of record at the close of business on March 18, 1997.


By Order of the Board of Directors


Kapua A. Rice
Secretary






Dated: April 7, 1997

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of Niagara Mohawk Power Corporation (the "Corporation") for use at the Annual Meeting of Shareholders to be held on May 6, 1997, and at any adjournment thereof. This proxy statement and the form of proxy, together with the 1996 Annual Report, are first being mailed to shareholders on or about April 7, 1997.


VOTING RIGHTS AND VOTE REQUIRED

The close of business on March 18, 1997, has been fixed as the record date for determining the holders of Common Stock entitled to vote at the meeting. Only shareholders of Common Stock whose names appeared of record on the books of the Corporation on the record date will be entitled to notice of and to vote at the meeting and at any adjournment thereof. On the record date there were 144,390,619 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

Shareholders are urged to sign the accompanying form of proxy and return it promptly in the envelope provided for that purpose. The proxy does not affect the right to vote in person at the meeting and, if voted, may be revoked at any time prior to the vote being taken at the meeting. Proxies will be voted in accordance with the shareholders' directions. If no directions are given, proxies will be voted for the election of the nominees for directors set forth in this Proxy Statement. In the event any nominee withdraws or is for any reason unable to serve, a contingency not presently anticipated, proxies will be voted for any nominee that may be designated by the Board of Directors as a substitute nominee.

A majority of the shares entitled to vote at the meeting shall constitute a quorum. A plurality of the votes cast at the meeting is required for the election of directors. Except where otherwise provided by law, an affirmative vote of a majority of the votes cast at the meeting is required for approval of any other matter. Abstentions and broker non-votes will not be considered as votes cast with respect to a particular matter, but will be counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

Voting is confidential, in accordance with the provisions of Sections 8 and 9 of
Article II of the By-Laws of the Corporation. Tabulation of proxies and the votes cast at the meeting is conducted by an independent agent and certified by independent inspectors of election. Any information which would identify the vote of any shareholder is held permanently confidential and will not be disclosed to the Corporation, except in limited circumstances set forth in such Sections of the By-Laws.


PROPOSAL 1:    NOMINATION AND ELECTION OF DIRECTORS

At the meeting, four directors will be elected to Class III of the Board of Directors for three-year terms expiring at the 2000 Annual Meeting or until their respective successors are duly elected and qualified. All nominees are members of the present Board of Directors.
Directors will be elected by a plurality of the votes cast at the meeting.

In accordance with the Corporation's Certificate of Incorporation, the Board of Directors is divided into three classes, composed of as nearly equal a number of directors as is possible, with staggered terms of office so that one class of the directors must be elected at each annual meeting.

The Board of Directors currently consists of fifteen directors. Mr. John G. Wick, who has served as director for 21 years, will retire from the Board of Directors at the 1997 Annual Meeting due to the mandatory retirement age. In addition, Mr. H. Eugene Lockhart, who has served on the Board since June 1996, was recently selected for and has accepted the position of President, Bank of America and accordingly, has tendered his resignation, effective May 6, 1997. As a result, the Corporation will have thirteen directors as of the 1997 Annual Meeting. The Board of Directors is deeply appreciative of the contributions made by Mr. Wick and Mr. Lockhart.

As applicable to each nominee and continuing director, the name, age as of March 1, 1997, principal occupation, business experience for the last five years or more, other directorships and the year in which first elected a director, are set forth below.

BUSINESS BACKGROUND OF NOMINEES AND DIRECTORS

NOMINEES FOR CLASS III DIRECTORS - TERMS EXPIRING IN 2000

LAWRENCE BURKHARDT, III
Nuclear Consultant
Director since 1988
Chairperson of Nuclear Oversight Committee of the Board

Mr. Burkhardt, Age 64, independent consultant to the nuclear industry since 1990. Prior to his retirement in 1990, Mr. Burkhardt was employed by the Corporation and served as Executive Vice President of Nuclear Operations. Director of Management Analysis Company.


DOUGLAS M. COSTLE
Distinguished Senior Fellow and Chairman of the Board of the Institute for Sustainable Communities
Director since 1991
Member of Executive, Corporate Public Policy & Environmental Affairs, and Nuclear Oversight Committees of the Board

Mr. Costle, Age 57, Distinguished Senior Fellow and Chairman of the Board of the Institute for Sustainable Communities, a non-profit organization located in Montpelier, VT. Mr. Costle served as Dean of the Vermont Law School in South Royalton, Vermont from 1987-1992. Former Administrator of the U.S. Environmental Protection Agency. Independent Trustee of John Hancock Mutual Funds.


DONALD B. RIEFLER
Financial Market Consultant
Director since 1978
Member of Executive, Audit, Finance (Chairperson), and Nuclear Oversight Committees of the Board

Mr. Riefler, Age 69, financial market consultant and advisor to J. P. Morgan, Florida FSB, Palm Beach, FL, a private banking concern affiliated with J. P. Morgan & Co., Inc. Prior to his retirement in 1991, Mr. Riefler was Chairman of the Market Risk Committee for J. P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York. Director of Bank of Tokyo Mitsubishi Trust Company.


STEPHEN B. SCHWARTZ
Retired Senior Vice President, International Business Machines Corporation Director since 1992
Member of Executive, Compensation & Succession (Chairperson) and Finance Committees of the Board

Mr. Schwartz, Age 62, retired as Senior Vice President, of International Business Machines Corporation in 1992. Mr. Schwartz joined IBM in 1957 and was elected Senior Vice President in 1990. Director of MFRI, Inc.


CONTINUING CLASS II DIRECTORS - TERMS EXPIRING IN 1999

WILLIAM F. ALLYN
President and Chief Executive Officer of Welch Allyn, Inc.
Director since 1988

Member of Audit, Compensation & Succession, and Nuclear Oversight Committees of the Board

Mr. Allyn, Age 61, President and Chief Executive Officer of Welch Allyn, Inc., Skaneateles Falls, NY, a manufacturer of medical equipment. Mr. Allyn joined Welch Allyn, Inc. in 1962 and was elected to his present position in 1980. Director of ONBANCorp., Inc.; Oneida Limited; and Perfex Corporation.

WILLIAM E. DAVIS
Chairman of the Board and Chief Executive Officer, Niagara Mohawk Power Corporation
Director since 1992
Chairperson of Executive Committee of the Board

Mr. Davis, Age 54, was elected Chairman of the Board and Chief Executive Officer of the Corporation in 1993. Mr. Davis joined the Corporation in 1990 and was elected Senior Vice President in April 1992, serving in that capacity until elected Vice-Chairman of the Board of the Corporation in November 1992.
Director of Opinac Energy Corporation ("Opinac"), a wholly-owned subsidiary of the Corporation, and of its subsidiaries, Canadian Niagara Power Company, Limited, in which Opinac has a 50 percent interest, and Plum Street Enterprises, Inc.; and Utilities Mutual Insurance Company. Mr. Davis also holds the position of Chief Executive Officer, Plum Street Enterprises, Inc.

WILLIAM J. DONLON
Former Chairman of the Board and Chief Executive Officer, Niagara Mohawk Power Corporation
Director since 1980

Mr. Donlon, Age 67, retired in 1993 as Chairman of the Board and Chief Executive Officer of the Corporation with 45 years service as an active employee. Director of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and ONBANCorp., Inc.

ANTHONY H. GIOIA
Chairman and Chief Executive Officer of Gioia Management, Inc.
Director since 1996
Member of Compensation & Succession and Nuclear Oversight Committees of the
Board

Mr. Gioia, Age 55, Chairman and Chief Executive Officer of Gioia Management, Inc., a holding company for several companies, including three packaging companies located in Buffalo and Lockport, NY. Mr. Gioia has held his present position since 1987.


DR. PATTI McGILL PETERSON
Senior Fellow of the Cornell Institute for Public Affairs
Director since 1988
Member of Audit and Corporate Public Policy & Environmental Affairs Committees of the Board

Dr. Peterson, Age 53, Senior Fellow of the Cornell Institute for Public Affairs, Cornell University, Ithaca, NY. Dr. Peterson served as President of St. Lawrence University from 1987-1996. Prior to that, she was President of Wells College. She holds the title President Emerita at both institutions. Director of Security Mutual Life Insurance Company. Independent Trustee of John Hancock Mutual Funds.


CONTINUING CLASS I DIRECTORS - TERMS EXPIRING IN 1998

ALBERT J. BUDNEY, JR.
President, Niagara Mohawk Power Corporation
Director since 1995

Mr. Budney, Age 49, was elected President of the Corporation in 1995. Mr. Budney was previously employed by UtiliCorp United, Inc., an energy services company, as Managing Vice President of the UtiliCorp Power Services Group and as President of the Missouri Public Service Division. From 1990-1992, he held the position of Vice President with Stone & Webster Inc., an engineering firm. Director and President of Opinac Energy Corporation, a wholly-owned subsidiary of the Corporation, and Director of its subsidiaries, Canadian Niagara Power Company, Limited, in which Opinac has a 50 percent interest, and Plum Street Enterprises, Inc.; and Director of Utilities Mutual Insurance Company.

EDMUND M. DAVIS
Attorney
Director since 1970
Member of Executive, Compensation & Succession, Corporate Public Policy & Environmental Affairs (Chairperson), and Finance Committees of the Board

Mr. Davis, Age 67, retired in 1995 as of counsel to Hiscock & Barclay, LLP, Syracuse, NY, Attorneys-at-Law. Mr. Davis was a partner and had been associated with the law firm since 1957.

DR. BONNIE GUITON HILL
President and Chief Executive Officer of Times Mirror Foundation and Vice President of Times Mirror
Director since 1991
Member of Executive, Audit and Corporate Public Policy & Environmental Affairs Committees of the Board

Dr. Hill, Age 55, President and Chief Executive Officer of the Times Mirror Foundation, a non-profit institution, and Vice President of Times Mirror, a news and information company, located in Los Angeles, CA. Dr. Hill served as Dean and Professor of Commerce of the McIntire School of Commerce at the University of Virginia from 1992-1996. Prior to that, she served as the Secretary of State and Consumer Services Agency for the State of California. Director of AK Steel Corporation; Crestar Financial Corporation; Hershey Foods Corporation; Louisiana-Pacific Corporation; and RREEF America, Inc.

HENRY A. PANASCI, JR.
Chairman, Cygnus Management Group, LLC
Director since 1988
Member of Compensation & Succession and Finance Committees of the Board

Mr. Panasci, Age 68, Chairman of Cygnus Management Group, LLC, a consulting firm specializing in venture capital and private investments located in Syracuse, NY. Mr. Panasci retired in 1996 as Chairman of the Board and Chief Executive Officer of Fay's Incorporated, a drug store chain. Mr. Panasci co-founded Fay's Drug Co., Inc. with his father in 1958. Director of National Association of Chain Drug Stores.

BOARD OF DIRECTORS AND COMMITTEES

Meetings and Attendance During 1996, sixteen meetings of the Corporation's Board of Directors were held. Each director, except for Mr. H. Eugene Lockhart, attended more than 75 percent of the combined total of meetings of the Board of Directors and the Committees on which he or she served.

There are six standing Committees of the Board: the Executive Committee, the Audit Committee, the Compensation and Succession Committee, the Committee on Corporate Public Policy and Environmental Affairs, the Finance Committee and the Nuclear Oversight Committee. The Board does not have a standing Nominating Committee to nominate candidates for Board membership, but functions as a committee of the whole. Any nomination may be made from the floor by any shareholder who has made a written request to the Corporation to have such nomination considered at the annual meeting in accordance with the requirements of the Corporation's By-Laws. Information with respect to the Audit Committee and the Compensation and Succession Committee is set forth below.


Audit Committee

The Audit Committee, consisting of John G. Wick, Chairperson, William F. Allyn, Bonnie Guiton Hill, H. Eugene Lockhart, Patti McGill Peterson and Donald B. Riefler, all of whom are non-employee directors, met eleven times in 1996. Duties performed by the Audit Committee include meeting with the independent accountants, chief internal auditors and certain personnel of the Corporation to discuss the planned scope of auditing examinations and the adequacy of internal controls and interim and annual financial reporting; reviewing the results of the annual examination of the consolidated financial statements and periodic internal audit examinations; reviewing the services and fees of the Corporation's independent accountants; overseeing matters involving compliance with corporate business ethics policies; reviewing management's assessment of financial risks; authorizing and participating in special projects and studies; and performing any other duties or functions deemed appropriate by the Board.

Compensation and Succession
Committee

The Compensation and Succession Committee, consisting of Stephen B. Schwartz, Chairperson, William F. Allyn, Edmund M. Davis, Anthony H. Gioia and Henry A. Panasci, Jr., all of whom are non-employee directors, met nine times during 1996. The Committee evaluates the performance of the Corporation's Chief Executive Officer and the other senior officers of the Corporation; reviews the annual and incentive compensation of the elected officers of the Corporation, the Corporation's compensation programs and benefit plans, and officer development and succession plans; makes recommendations to the Board of Directors with respect to these matters; and meets with the Corporation's actuarial advisors to review the advisor's annual reports and progress toward funding the pension, post-retirement health plans, and supplemental executive retirement plan.


COMPENSATION AND SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Directors Allyn, Edmund Davis, Gioia, Panasci and Schwartz, all of whom are non-employee directors, are members of the Compensation and Succession Committee.

No person serving during 1996 as a member of the Compensation and Succession Committee of the Board served as an officer or employee of the Corporation or any of its subsidiaries during or prior to 1996.

No person serving during 1996 as an executive officer of the Corporation serves or has served as a director or a member of the compensation committee of any other entity that has an executive officer who serves or has served either as a member of the Compensation and Succession Committee or as a member of the Board of Directors of Niagara Mohawk Power Corporation.




SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the persons (as the term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Corporation to beneficially own more than five percent (5%) of the Corporation's Common Stock as of March 6, 1997. It also shows the same information for all directors of the Corporation, the executive officers named in the Summary Compensation Table below and the directors and executive officers of the Corporation as a group. The table also lists the number of stock units credited to directors, named executive officers and the directors and executive officers of the Corporation as a group as of March 6, 1997, pursuant to the Corporation's compensation and benefit programs. No voting rights are associated with stock units.



                                                           Amount and Nature of       Percent      Number of
Title of Class    Name and Address of Beneficial Owner     Beneficial Ownership**     of Class     Stock Units Held
Common Stock      Fidelity Management Trust Co.            12,230,956(1)              8.47%
                  82 Devonshire Street
                  Boston, Massachusetts 02109

                  Directors:
                  William F. Allyn                              1,000                     *        7,990(8)
                  Albert J. Budney, Jr.                           500                     *       55,000(9)
                  Lawrence Burkhardt, III                         452                     *        1,371(8)
                  Douglas M. Costle                               500                     *        8,149(8)
                  Edmund M. Davis                               2,274                     *       25,218(8)
                  William E. Davis                             24,754(2)                  *      105,000(9)
                  William J. Donlon                            15,343(3)                  *            0
                  Anthony H. Gioia                                500                     *        1,143(8)
                  Bonnie Guiton Hill                              700                     *        6,909(8)
                  H. Eugene Lockhart                              375                     *        1,143(8)
                  Henry A. Panasci, Jr.                         2,500                     *        1,143(8)
                  Patti McGill Peterson                           500                     *        9,797(8)
                  Donald B. Riefler                             1,000                     *       24,475(8)
                  Stephen B. Schwartz                             500                     *        9,802(8)
                  John G. Wick                                  1,320                     *        1,371(8)
                  Named Executives:

                  B. Ralph Sylvia                              17,285(4)                  *       35,350(9)
                  John W. Powers                               23,220(5)                  *       25,750(9)
                  Darlene D. Kerr                              12,228(6)                  *       25,750(9)

                  All Directors and Executive
                  Officers (23) as a group                    141,305(7)                  *       430,961

 _______________
 * Less than one percent.
** Based on information furnished to the Corporation by the Directors and Executive Officers. Includes shares of Common Stock credited under the Employees' Savings Fund Plan as of March 6, 1997.
(1)Fidelity Management Trust Company serves as Trustee. The above represents shares in the Corporation's Non-Represented and Represented Employees' Savings Fund Plans. The Trustee will vote all shares of Common Stock held in the Trusts established for the Plans in accordance with the directions received from the employees participating in the Plans. The Trustee will vote shares for which it receives no instructions in the same proportion as it votes shares for which it receives instructions.
(2)Includes presently exercisable options for 22,625 shares of Common Stock.
(3)Includes presently exercisable options for 13,333 shares of Common Stock.
(4)Includes presently exercisable options for 13,000 shares of Common Stock.
(5)Includes presently exercisable options for 9,000 shares of Common Stock.
(6)Includes presently exercisable options for 6,000 shares of Common Stock.
(7)Includes presently exercisable options for 89,083 shares of Common Stock.
(8)Represents deferred stock units granted pursuant to the Outside Director Deferred Stock Unit Plan. No voting rights are associated with deferred stock units. For additional information regarding deferred stock units, refer to page II-16 ("Compensation of Directors").
(9)Represents stock units granted in 1995 pursuant to the 1995 Stock Incentive Plan and in 1996 and 1997 pursuant to the Officer Long-Term Incentive Plan. No voting rights are associated with stock units. For additional information regarding stock units granted to named executives, refer to pages II-8-II-9 ("1995 Stock Incentive Plan" and "Officer Long-Term Incentive Plan").

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Corporation's directors and executive officers to file initial reports of ownership and reports of changes in ownership of the Corporation's equity securities with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Based solely on a review of the copies of such forms and written representations from the Corporation's directors and executive officers, the Company believes that during the preceding year the Corporation's directors and executive officers have complied with all Section 16(a) filing requirements.





BOARD OF DIRECTORS' COMPENSATION AND SUCCESSION
COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation and Succession Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee has responsibility for recommending officer salaries and for the administration of the Corporation's officer incentive compensation plans as described in this report. The Committee makes recommendations to the Board of Directors which makes final officer compensation determinations.

This Committee report describes the Corporation's executive officer compensation policies, the components of the compensation program, and the manner in which 1996 compensation determinations were made for the Corporation's Chairman of the Board and Chief Executive Officer, Mr. William E. Davis.

The 1996 Executive Officer Compensation Program was composed entirely of base salary, frozen at 1995 levels, and 1996 grants of stock units and stock appreciation rights ("SARs") made pursuant to the new Officer Long-Term Incentive Plan ("LTIP") adopted by the Board of Directors on September 25, 1996, as described later in this report.

Base Salary

The Committee seeks to ensure that salaries of the Corporation's officers, including executive officers, remain competitive with levels paid to comparable positions among 23 Eastern Region investor-owned electric and gas utilities (the same companies included in the peer group shown on the performance graph - the Peer Group") together with other U.S. electric and gas utilities with comparable revenues (collectively referred to as the "Comparator Utilities"). The Committee believes that competitive salaries provide the foundation of the Corporation's officer compensation program and are essential for the Corporation to attract and retain qualified officers, especially in light of the increasing competition within the industry. Each officer position has been assigned to a competitive salary range. The Committee intends to administer salaries within the 25th to 75th percentiles of practice with respect to those Comparator Utilities. The 1996 salary of the Chief Executive Officer and the average salary of the other four named executive officers fall below median (50th percentile) competitive levels. Since executive officer salaries were frozen at 1995 levels, as a condition for receipt of 1995 stock incentive grants, the competitiveness of 1996 executive officer compensation is based entirely on stock-related incentives in the form of stock units and stock appreciation rights granted under the 1995 Stock Incentive Plan ("SIP") and the Officer Long-Term Incentive Plan adopted by the Board of Directors on September 25, 1996.

1995 Stock Incentive Plan
On December 14, 1995, the Board of Directors approved the SIP to promote the success and enhance the value of the Corporation through the retention and continued motivation of the Corporation's officers and to focus their efforts toward the execution of business strategies directed toward improving financial returns to shareholders. Awards under the SIP consisted of stock units and SARs. The stock unit grants will be paid in cash in early 1998 based on the average closing price of the Corporation's common stock during the last twelve consecutive trading days in 1997. Dividends are credited (in an amount equivalent to dividends paid, if any, on the Corporation's common stock) with respect to all stock units granted. These credits are reinvested at the prevailing stock price, thereby increasing the number of stock units payable at the end of the period. The SARs first become exercisable on January 2, 1998 and may be exercised until they expire on December 31, 2002.

The SIP was structured so that any compensation earned by officers during the two-year period 1996 and 1997, other than base salary, will be based on the Corporation's year-end 1997 stock price and total returns realized by shareholders during this period. Accordingly, participants (including the executive officers listed in the Summary Compensation Table) will not receive any salary increases (except to reflect promotions), annual bonus payments or stock option grants during 1996 and 1997. Participants have also surrendered their rights to payment with respect to Performance Share Units (a performance-based incentive plan first adopted in 1992) granted in 1995 for the 1995-1997 period as a condition of participation in the SIP. Generally speaking, SIP grants were structured so that the Corporation's stock price would have to more than double during this two-year period in order for the total compensation of the participants to approximate median competitive levels.

The Committee does not intend to make further SIP grants other than the 1995 stock unit grants which become payable in early 1998 and the 1995 stock appreciation rights grants which become exercisable on January 1, 1998 and expire on December 31, 2002. Long-term incentive grants were made in 1996 and 1997 under the LTIP described below.

Officer Long-Term Incentive Plan

Since SIP stock unit grants will be paid in early 1998, when SIP SAR grants will also first become exercisable, and the Committee seeks to provide a continuous program of long-term stock incentives thereafter, on September 25, 1996 the Board of Directors adopted the LTIP and approved stock unit and SAR grants for the 1996-1998 period. These stock unit grants will be paid in cash in early 1999, one year after SIP stock unit grants have been paid. Dividends are credited (in an amount equivalent to dividends paid, if any, on the Corporation's common stock) with respect to the 1996-1998 stock unit grants, which are reinvested at the prevailing stock price, thereby increasing the number of stock units payable in early 1999. The payment value of the stock units will be based on the average closing price of the Corporation's common stock during the last twelve consecutive trading days in 1998. The 1996 LTIP SAR grants first become exercisable on January 2, 1999, and may be exercised until they expire on December 31, 2005.

On January 29, 1997, the Board of Directors approved the grant of LTIP stock units and SARs for the 1997-1999 performance period. These stock units, and accumulated dividend stock units, will be paid in early 2000 based on the average closing price of the Corporation's common stock during the last twelve consecutive trading days in 1999. The SARs first become exercisable on January 2, 2000, and can be exercised until they expire on December 31, 2006.

The size of both the 1996-1998 and 1997-1999 LTIP stock unit and SAR grants were determined, based on the price of the Corporation's common stock at the time these grants were made, so that the combination of the officers' current salaries plus the grant date present value of SIP, and LTIP grants for the 1996-1998 and 1997-1999 performance periods, would approximate the 50th percentile of comparator utility total compensation practice for the three-year period 1995 through 1997. The competitiveness of the actual compensation realized from SIP and the 1996-1998 and 1997-1999 LTIP grants will depend on the market value of the Corporation's common stock at the end of 1997, 1998, and 1999.

Compensation of William E. Davis, Chairman of the Board and Chief Executive Officer Mr. Davis became CEO on May 1, 1993. In April 1996, Mr. Davis voluntarily reduced his annual salary from a level of $490,000 to the current level of $450,500. The Committee has been advised by its consultant that Mr. Davis' 1996 salary falls below the median relative to the CEOs of the Comparator Utilities. On December 13, 1995, the Board granted Mr. Davis 25,000 stock units and 142,500 SARs, with an exercise price of $10.75, under the 1995 Stock Incentive Plan. Mr. Davis' SIP stock unit and SAR grants were intended to maintain the competitiveness of his total compensation during the 1996 and 1997 period, based on the Corporation's year-end 1997 stock price, considering that his salary would not be increased and that he would receive no annual bonuses and no stock options during this two-year period.

As previously indicated, the Committee and the Board of Directors seek to provide a continuous program of long-term stock incentives beyond 1997 when SIP stock unit grants are paid and SIP SAR grants become exercisable. Accordingly, on September 25, 1996 the Board of Directors approved a grant of 45,000 stock units and 90,000 SARs, with an exercise price of $8.00, for Mr. Davis for the 1996-1998 performance period. On January 29, 1997 the Board of Directors approved a grant of 35,000 stock units and 70,000 SARs, with an exercise price of $10.30, for the 1997-1999 performance period. Both the 1996-1998 and 1997-1999 grants were made under the terms of the LTIP. The size of the 1996-1998 and 1997-1999 LTIP grants for Mr. Davis was determined so that the grant date present value of both grants, in combination with his current salary and his SIP grants, would approximate the 50th percentile for comparator utility chief executive officers during the 1995-1997 period. The competitiveness of the compensation Mr. Davis actually realizes from the SIP and LTIP grants will depend on the market value of the Corporation's common stock at the end of 1997, 1998, and 1999.

 _____________________

The Committee is aware of the limitations that tax legislation has placed on the tax deductibility of compensation in excess of $1 million which is paid in any year to an executive officer. Currently none of the executive officers has received compensation subject to such limitations. The Committee will continue to monitor developments in this area and take appropriate actions to preserve the tax deductibility of compensation paid to executive officers, should this become necessary.

Through the combination of base salary, and during 1996 and 1997, the combination of stock unit and stock appreciation right grants, the Committee seeks to focus the efforts of officers toward improving, annually and over the longer-term, the financial returns for its shareholders.

Submitted by the Compensation and Succession Committee of the Board of
Directors:
Stephen B. Schwartz, Chairperson
William F. Allyn
Edmund M. Davis
Anthony H. Gioia
Henry A. Panasci, Jr.


EXECUTIVE COMPENSATION

The table below sets forth all compensation paid by the Corporation and its wholly-owned subsidiaries for services rendered in all capacities during the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, to the Chairman of the Board and Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation for the fiscal year ended December 31, 1996.









                                           SUMMARY COMPENSATION TABLE
                                       Fiscal Years 1996, 1995 and 1994


                                                  Annual Compensation                Long-Term Compensation
                                                                   Other            Restricted     Securities        All Other
                                                                   Annual           Stock          Underlying        Compensation
    Name            Position          Year   Salary(A)   Bonus     Compensation     Awards($)(D)   Options/SARs(#)         (E)
W. E. Davis        Chairman of the    1996   $462,351    $  0      $    0           $360,000         90,000             $43,365
                   Board and Chief    1995    473,542       0           0            246,875        152,500              35,729
                   Executive Officer  1994    441,542       0           0              ---           20,000              44,916

A. J. Budney, Jr.  President and      1996    315,002       0        2,956(C)       $180,000         45,000              24,975
                   Chief Operating    1995    236,251    50,000(B)  32,727           148,125         76,000              48,541
                   Officer            1994      ---       ---         ---             ---              ---                 ---

B. R. Sylvia       Executive Vice     1996    295,001       0           0           $114,000         28,500              10,174
                   President          1995    295,001       0           0             98,750         49,000              24,832
                                      1994    290,834       0           0             ---             5,000               8,061



J. W. Powers       Senior Vice        1996    211,002       0           0           $142,000         30,000              30,541
                   President          1995    209,251       0           0                  0         22,000              58,466
                                      1994    187,301       0           0             ---             3,000              27,836

D. D. Kerr         Senior Vice        1996    210,001       0           0           $82,000          20,500               9,415
                   President          1995    191,085       0           0            74,063          31,500               7,338
                                      1994    183,968     ---         ---             ---             3,000               6,829

_______________
(A) Includes all employee contributions to the Employees' Savings Fund Plan.

(B) 1995 bonus for Mr. Budney represents a bonus for 1995 guaranteed at the time he was hired if earnings per share thresholds were not met under the Officer Incentive Compensation Plan (an annual incentive compensation plan adopted by the Board of Directors on December 13, 1990, and suspended for 1996 and 1997 as a condition of participation in the SIP).

(C) 1996 and 1995 Other Annual Compensation for Mr. Budney represents amounts reimbursed for payment of taxes associated with relocation expenses.

(D) In 1995, stock units were granted pursuant to the SIP adopted by the Board of Directors on December 14, 1995. These stock units vest and become payable on December 31, 1997. Dividend equivalents, if any, will be credited on all stock units and will be paid in cash when the related stock units are paid. The 1995 values listed in the table were calculated by multiplying the stock units granted by the closing market price of the company's stock ($9.875) on the date of the grant (December 31, 1995).

In 1996, stock units were granted pursuant to the LTIP adopted by the Board of Directors on September 25, 1996. These grants were made for the three-year period January 1, 1996, through December 31, 1998, and vest and become payable on January 2, 1999. The 1996 values listed in the table were calculated by multiplying the stock units granted by $8.00, the price at the time these stock unit grants were determined. Dividend equivalents, if any, will be credited on these grants and will be paid when the related stock units are paid. For Mr. Powers, the value also includes the value of stock units granted in 1996 under the 1995 SIP.

As of the end of the 1996 fiscal year, based on a closing market price of $9.875, Mr. Davis held 70,000 stock units having a market value of $691,250; Mr. Budney held 37,500 stock units having a market value of $370,313; Mr. Sylvia held 24,250 stock units having a market value of $239,469; Mr. Powers held 17,750 stock units having a market value of $175,281; and Ms. Kerr held 17,750 stock units having a market value of $175,281.

(E) All Other Compensation for 1996 includes: Employer contributions to the Corporation's Employees' Savings Fund Plan: Mr. Davis ($4,500), Mr. Sylvia ($4,500), Mr. Powers ($4,500), and Ms. Kerr ($4,500); Taxable portion of life insurance premiums: Mr. Davis ($8,994), Mr. Budney ($1,472), Mr. Sylvia ($3,537), Mr. Powers ($3,528), and Ms. Kerr ($3,115); Employer contributions to the Corporation's Excess Benefit Plan: Mr. Davis ($9,371), Mr. Sylvia ($2,137), Mr. Powers ($1,513), and Ms. Kerr ($1,800); Payments under the Corporation's Relocation Policy: Mr. Budney ($3,503). All Other Compensation for the three years shown now include directors fees received from Opinac Energy Corporation, which in prior proxy statements were reflected under Salary. In 1996, those fees were: Mr. Davis ($20,500), Mr. Budney ($20,000), and Mr. Powers ($21,000).

The following table discloses, for the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis and the other named executives, the number and terms of SARs granted during the fiscal year ended December 31, 1996.








                    Option/SAR Grants in Last Fiscal Year


                              Individual Grants

                   Number of      % of Total
                   Securities     Options/SARs
                   Underlying     Granted to
                   Options/SARs   Employees   Exercise or
                   Granted        In Fiscal   Base Price  Expiration   Grant Date
Name               (#) (A)        Year        Per Share   Date (B)     Present Value(C)
W. E. Davis        90,000         23.90%      8.00        12/31/2005   $174,600
A. J. Budney, Jr.  45,000         11.95%      8.00        12/31/2005     87,300
B. R. Sylvia       28,500          7.57%      8.00        12/31/2005     55,290
J. W. Powers        9,500          2.52%      8.00        12/31/2002     17,480
J. W. Powers       20,500          5.44%      8.00        12/31/2005     39,770
D. D. Kerr         20,500          5.44%      8.00        12/31/2005     39,770

_______________
(A) The first grant listed for Mr. Powers represents a grant of SARs made under the SIP, while the second grant for Mr. Powers and the grant to the other four named executive officers represents SARs granted in 1996 under the LTIP.

(B) SARs granted in 1996 under the LTIP become exercisable January 2, 1999, and those granted to Mr. Powers under the 1995 SIP become exercisable January 2, 1998. All SARs become exercisable upon a change in control.

(C) The grant date present value of SARs is calculated using the Black-Scholes Option Pricing Model with the following assumptions: market price of the stock at the September 25, 1996 grant date ($8.00); exercise price of rights that expire on December 31, 2005 ($8.00); stock volatility (0.2867); dividend yield (5.02%); risk free rate (6.50%); exercise term (10 years); Black-Scholes ratio (0.2425); and Black-Scholes value ($1.94) for rights that expire on December 31, 2005. Stock volatility and dividend yield assumptions are based on 36 months of results for the period ending December 31, 1996. The Black-Scholes assumptions used to calculate the grant date present value for the rights provided to Mr. Powers with an expiration date of December 31, 2002 were the same as noted above, except for risk free rate (6.25%); exercise term (7 years); Black-Scholes ratio (0.2303); and Black-Scholes value ($1.84).

The following table summarizes exercises of options by the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number of unexercised options held by them and the spread (the difference between the current market price of the stock and the exercise price of the option, to the extent that market price at the end of the year exceeds exercise price) on those unexercised options for fiscal year ended December 31, 1996.

                             Aggregated Option/SAR Exercises in Last Fiscal Year
                                      and Fiscal Year-End Option Values

                                                  Number of
                                                  Securities Underlying         Value of Unexercised
                                                  Unexercised Options/SARs      Options/SARs At
                                                  At Fiscal Year End (#)        Fiscal Year-End ($) (A)
                      Shares
                      Acquired on   Value
Name                  Exercise (#)  Realized ($)  Exercisable   Unexercisable   Exercisable    Unexercisable
W. E. Davis             0          $0            12,625         262,500          $0            $168,750
A. J. Budney, Jr.       0           0                 0         121,000           0              84,375
B. R. Sylvia            0           0             8,000          82,500           0              53,438
J. W. Powers            0           0             6,000          55,000           0              56,251
D. D. Kerr              0           0             3,000          55,000           0              38,438

_________________

(A) Calculated based on the closing market price of the Corporation's common stock on December 31, 1996 ($9.875).


                 NIAGARA MOHAWK POWER CORPORATION
        Comparison of Five-Year Cumulative Total Return(1)
      vs. S&P 500 and Peer Group of Eastern Region Utilities


[ILLUSTRATION OF PERFORMANCE GRAPH--ATTACHED]


             1991     1992     1993       1994      1995      1996
NMPC        100.00   111.36    123.01     92.73     67.57     70.23
S&P 500     100.00   107.62    118.46    120.03    165.13    203.05
Peer Group  100.00   114.70    125.19    107.67    142.42    139.96


Assumes $100 invested on 12-31-91 in Niagara Mohawk stock, S&P 500 and Eastern Region utilities. All dividends assumed to be reinvested over the five-year period.

PEER GROUP OF EASTERN REGION UTILITIES:

Allegheny Power System Inc.               Long Island Lighting Co.
Atlantic Energy, Inc.                     National Fuel Gas Company
Baltimore Gas & Electric Company          New England Electric System
Boston Edison Company                     New York State Electric & Gas Corp.
Brooklyn Union Gas Company                Northeast Utilities
Central Hudson Gas & Electric Corp.       Orange & Rockland Utilities Inc.
Central Maine Power Co.                   Pennsylvania Power & Light Co.
Consolidated Edison Co. of New York, Inc. PECO Energy Company
DQE, Inc.                                 Public Service Enterprise Group Inc.
Delmarva Power & Light Co.                Rochester Gas & Electric Corp.
Eastern Utilities Associates              The United Illuminating Company
General Public Utilities Corp.

_______________
(1) Total returns for each Eastern Region Utility were determined in accordance with the Securities and Exchange Commission's regulations, i.e., weighted according to each issuer's stock market capitalization.


Retirement Benefits

The following table illustrates the maximum aggregate pension benefit, with certain deductions for Social Security, payable by the Corporation under both the Niagara Mohawk Pension Plan ("Basic Plan") and the Corporation's Supplemental Executive Retirement Plan ("SERP") to an officer in specified average salary and years-of-service classifications. Such benefit amounts have been calculated as though each officer selected a straight life annuity and retired on December 31, 1996 at age 65. The amount of compensation taken into account under a tax-qualified plan is subject to certain annual limits (adjusted for increases in the cost of living, $150,000 in 1995 and $150,000 in 1996). This limitation may reduce benefits payable to highly compensated individuals.




                   Annual Retirement Allowance

3-Year Average  10 Years   20 Years   30 Years   40 Years   45 Years
Annual Salary   Service*   Service    Service    Service    Service

 150,000        $21,090    $ 82,134   $ 82,134   $ 82,134   $ 94,770
 225,000         25,440     127,134    127,134    127,134    127,134
 300,000         25,866     172,134    172,134    172,134    172,134
 375,000         25,866     217,134    217,134    217,134    217,134
 450,000         25,866     262,134    262,134    262,134    262,134
 525,000         25,866     307,134    307,134    307,134    307,134
_____________

*Subject to five-year average annual salary.


The credited years of service under the Basic Plan and the SERP for the individuals listed in the Summary Compensation Table are Mr. Davis, 7 years; Mr. Budney, 2 years; Mr. Sylvia, 6 years; Mr. Powers, 33 years; Ms. Kerr, 23 years.

The Basic Plan, a noncontributory, tax-qualified defined benefit plan, provides all employees of the Corporation with a minimum retirement benefit related to the highest consecutive five-year average compensation. Compensation covered by the Basic Plan includes only the participant's base salary or pay, subject to the maximum annual limit noted above. Directors who are not employees are not eligible to participate.

The SERP is a nonqualified, noncontributory defined benefit plan providing additional benefits to certain officers of the Corporation upon retirement after age 55 who have 20 or more years of employment. The Committee may grant exceptions to these requirements. The SERP provides for payment monthly of an amount equal to the greater of (I) 60% of monthly base salary averaged over the final 36 months of employment, less benefits payable under the Basic Plan, retirement benefits accrued during previous employment and one-half of the maximum Social Security benefit to which the participant may be entitled at the time of retirement, or (ii) benefits payable under the Basic Plan without regard to the annual benefit limitations imposed by the Internal Revenue Code. Participants in the SERP may elect to receive their benefit in a lump sum payment provided certain established criteria are met.

Employee Agreements

The Corporation entered into employment agreements with Messrs. Davis, Budney, Sylvia and Powers and Ms. Kerr, effective as of December 20, 1996, which superseded their prior agreements with the Corporation. The agreements have a three-year term, and, unless either party gives 60 days prior notice to the contrary, the agreements are extended at the end of each year for an additional year. In the event of a change in control (as defined in the agreement), the agreement will remain in effect for a period of at least 36 months thereafter unless a notice not to extend the term of the agreement was given at least 18 months prior to the change in control. The agreements provide that the executive will receive a base salary at the executive's current annual salary or such greater amount determined by the Corporation and that the executive will be able to participate in the Corporation's incentive compensation plans according to their terms. In addition, the executive is entitled to business expense reimbursement, vacation, sick leave, perquisites, fringe benefits, insurance coverage and other terms and conditions of the agreement as are provided to employees of the Corporation with comparable rank and seniority.

The employment agreements also provide that the executive's benefits under the SERP will be based on the executive's salary, annual incentive awards and SIP awards, as applicable. Further, if the executive's employment is terminated by the Corporation without cause (whether prior to or after a change in control), or by the executive for good reason after a change in control, or after completing eight years of service, the agreements provide that the executive will be deemed fully vested under such plan without reduction for early commencement. If the executive is under age 55 at the time of such termination, the executive will be entitled to a fully vested benefit under the SERP upon attaining age 55, without reduction for early commencement.

The agreements restrict under certain circumstances prior to a change in control the executive's ability to compete with the Corporation and to use confidential information concerning the Corporation. In the event of a dispute over an executive's rights under the executive's agreement following a change in control of the Corporation, the Corporation will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

If the executive's employment is terminated by the Corporation without cause prior to a change in control (as defined in the agreement), the executive will be entitled to a lump sum severance benefit in an amount equal to two times the executive's base salary plus an amount equal to two times the greater of the executive's (I) most recent annual incentive award or (ii) average annual incentive award paid over the previous three years (a portion of the value of the SIP awards to the executive will be treated as incentive awards for 1996 and 1997 for this purpose). In addition, the executive will receive a pro rata portion of the incentive award which would have been payable to the executive for the fiscal year in which termination of employment occurs provided that the executive has been employed for 180 days in such fiscal year. In the event of such termination of employment, the executive will also be entitled to continued participation in the Corporation's employee benefit plans for two years, coverage for the balance of the executive's life under a life insurance policy providing a death benefit equal to 2.5 times the executive's base salary at termination and payment by the Corporation of fees and expenses or any executive recruiting or placement firm in seeking new employment.

If, following a change in control, the executive's employment is terminated by the Corporation without cause or by the executive for good reason (as defined in the agreement), the executive will be entitled to a lump sum severance benefit equal to four times the executive's base salary. The executive will also be entitled to the additional benefits referred to in the last sentence of the preceding paragraph, except that employee benefit plan coverage for medical, prescription drug, dental and hospitalization benefits will continue for the remainder of the executive's life with all premiums therefor paid by the Corporation and coverage under other employee benefit plans will continue for four years. In the event that the payments to the executive upon termination of employment following a change in control would subject the executive to the excise tax on excess parachute payments under the Internal Revenue Code, the Corporation will reimburse the executive for such excise tax (and the income tax and excise tax on such reimbursement).

In November 1994, the Corporation entered into a supplemental agreement with Mr. Powers in exchange for his foregoing retirement under the Corporation's Voluntary Employee Reduction Program and continuing employment with the Corporation until December 31, 1996. This agreement was modified by an agreement between Mr. Powers and the Corporation entered into in October 1996 in exchange for his foregoing retirement on December 31, 1996, and continuing employment with the Corporation for up to twelve additional months. Under the agreements, Mr. Powers became entitled to a lump sum payment following the successful closing of the sale of HYDRA-CO Enterprises, Inc., and to a severance allowance equal to one-half of his annual salary in effect on December 31, 1996, which was paid to him in January 1997. The agreements also provide that Mr. Powers would be entitled to (I) a SIP award of 7,500 stock units and 9,500 SARs, which would be fully vested (assuming retirement during 1997) and payable (in the case of stock units) or exercisable (in the case of SARs) on December 31, 1997, (ii) long-term incentive grants equivalent to those provided to other senior vice presidents for the 1996-1998 and 1997-1999 cycles (prorated for his period of service during those cycles), (iii) a lump sum payment for unused vacation for 1995, 1996 and 1997 upon retirement and (iv) "grandfathered" retiree medical coverages in effect on December 31, 1996. Under the agreements Mr. Powers also is entitled to a benefit under the Corporation's SERP no less than his benefit calculated as of November 1994, and to have the fees he received as a member of the board of directors of Opinac Energy Corporation (or would have received in the event that such fees are eliminated) taken into account in calculating his benefit under this plan period. In January 1997, the Committee agreed that if Mr. Powers elected to receive a lump sum payment of his benefit under the SERP, it would be based on a discount rate no higher than the applicable discount rate in effect under the plan on December 31, 1996. COMPENSATION OF DIRECTORS

Directors who are not employees of the Corporation receive an annual retainer of $20,000 and $1,000 per Board meeting attended. Directors who are not employees and who chair any of the standing Board Committees receive an additional annual fee of $3,000 and those who serve on any of the standing Board Committees, including the chair, receive $850 per Committee meeting attended. The Corporation also reimburses its directors for travel, lodging and related expenses they incur in attending Board and Committee meetings.

The Corporation had an unfunded, nonqualified retirement plan for directors who have not been employees of the Corporation. Under the plan, a director retiring at age 65 or older after ten years of service as a director was entitled to an annual benefit equal to such director's annual retainer, including Chairperson's fee if applicable, at the time of retirement. If a director of such age retired after serving less than ten years, but more than five years, such director would receive a pro-rated benefit based on years of service. If a director served on the Board less than five years or left before reaching age 65, no benefit was available.

On December 2, 1996, the retirement plan for outside directors was terminated by the Board of Directors, effective December 31, 1995. In its place, the Board of Directors adopted the Outside Director Deferred Stock Unit Plan, under which outside directors age 60 and older were given the alternative to: (1) continue to receive plan benefits, based on the current retainer of $20,000 ($23,000 for Committee Chairs), upon their retirement in accordance with the terms of the plan as described above; (2) have the present value of their accrued plan benefits, as of December 31, 1995, converted into deferred stock units based on the Corporation's closing stock price of $8.75 on December 2, 1996; or (3) receive payment of half their current retirement plan benefit and to have half the present value of their accrued retirement benefit as of December 31, 1995, converted into deferred stock units at a price of $8.75/share. The present value of accrued retirement benefits as of December 31, 1995, was converted into deferred stock units at a price of $8.75 for outside directors who were under age 60.

Deferred Stock Units ("DSUs"), administered in accordance with the terms of the Outside Director Deferred Stock Unit Plan adopted by the Board of Directors on December 2, 1996, would be paid when a person ceases to be an outside director, either in a lump sum or in five equal annual installments. The first DSU installment payment would be made shortly after the director's service ends and the other installments would be paid on the first through fourth anniversaries of such date, based on the prevailing stock price at that time.

DSUs will be credited with respect to any dividends paid during the term of their deferral. Such dividend credits would be reinvested into DSUs of equivalent current value based on the prevailing price of the Corporation's common stock at that time.

Commencing in 1996, and annually thereafter, each outside director will be credited with DSUs equal in value to 50% of the prevailing year's annual retainer (60% for Committee Chairs). Accordingly, all outside directors were credited with 1,143 DSUs (1,371 for Committee Chairs) based on a closing stock price of $8.75 on December 2, 1996, the date the Board adopted the Outside Director Deferred Stock Unit Plan. The beneficial stock ownership table on page II-7, shows the DSUs which have been credited to each of the outside directors under this plan as of March 6, 1997.

The Corporation provides certain health and life insurance benefits to directors who are not employees of the Corporation. During 1996, the following directors received the indicated benefits under the foregoing arrangements: Mr. Allyn ($6,043), Mr. Burkhardt ($3,887), Mr. Costle ($3,684), Mr. Edmund Davis ($5,568), Mr. Donlon ($250), Dr. Hill ($432), Mr. Panasci ($182), Dr. Peterson
($3,305), Mr. Riefler ($6,313) and Mr. Wick ($5,848). Mr. Burkhardt received a consulting fee of $18,000 during 1996. Effective January 1997, each outside director covered under the Corporation's health care plans will contribute 20 percent of the monthly costs associated with these plans.

SHAREHOLDER PROPOSALS

PROPOSAL 2

The Benedictine Sisters, 3120 W. Ashby, San Antonio, Texas 78228, who own 205 shares of the Corporation's common stock have advised the Corporation that they intend to present the following proposal at the 1997 Annual Meeting of Shareholders. The proposed resolution and supporting statement are as follows:

"WHEREAS WE BELIEVE: Responsible implementation of a sound, credible environmental policy increases long-term shareholder value by raising efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

Adherence to public standards for environmental performance gives a company greater public credibility than standards created by industry alone. For maximum credibility and usefulness, such standards should specifically meet the concerns of investors and other stakeholders;

Companies are increasingly being expected by investors to do meaningful, regular, comprehensive and impartial environmental reports. Standardized environmental reports enable investors to compare performance over time. They also attract investment from investors seeking companies which are environmentally responsible and which minimize risk of environmental liability.

WHEREAS: The Coalition for Environmentally Responsible Economies (CERES) - which includes shareholders of this Company; public interest representatives, and environmental experts - consulted with corporations to produce the CERES Principles as comprehensive public standards for both environmental performance and reporting. Fifty-four companies, including Sun (Sunoco), General Motors, H.B. Fuller, Polaroid, and Bethlehem Steel, have endorsed these principles to demonstrate their commitment to public environmental accountability.
Fortune-500 endorsers say that benefits of working with CERES are public credibility; value-added' for the company's environmental initiatives;

In endorsing the CERES Principles, a company commits to work toward:
1.   Protection of the biosphere
2.   Sustainable natural resource use
3.   Waste reduction and disposal
4.   Energy conservation
5.   Risk reduction
6.   Safe products & services
7.   Environmental restoration
8.   Informing the public
9.   Management commitment
10.  Audits and reports

(Full text of the CERES Principles and accompanying CERES Report Form obtainable from CERES, 711 Atlantic Avenue, Boston MA 02110, tel: 617/451-0927).

CERES is distinguished from other initiatives for corporate environmental responsibility, in being (1) a successful model of shareholder relations; (2) a leader in public accountability through standardized environmental reporting; and (3) a catalyst for significant and measurable environmental improvement within firms.

RESOLVED: Shareholders request the Company to endorse the CERES Principles as a part of its commitment to be publicly accountable for its environmental impact."
Statement of Shareholders "Many investors support this resolution. Those sponsoring similar resolutions at various companies have portfolios totaling $75 billion. The number of public pension funds and foundations supporting this resolution increases every year. The objectives are: standards for environmental performance and disclosure; methods for measuring progress toward these goals; and a format for public reporting of progress. We believe this is comparable to the European Community regulation for voluntary participation in verified and publicly-reported eco-management and auditing, and fully compatible
with ISO 14000 certification.    Your vote FOR this resolution will encourage
scrutiny of our Company's environmental policies and reports and adherence to standards upheld by management and stakeholders alike."


Board of Directors' Response to the Shareholder Proposal

In 1991, the Corporation adopted a Corporate Policy on Protection of the Environment which articulates the Corporation's proactive approach toward environmental issues. The environmental policy takes the Corporation beyond mere compliance with the law. In addition, its comprehensive environmental management system has helped the Corporation stay in the forefront of progress toward an environmentally sustainable energy future.

The Corporation carefully reviewed the CERES Principles and does not believe that endorsement of a set of broad-based principles, in addition to the Corporation's environmental policy and programs, would help the Corporation better fulfill its continuing commitment to environmental excellence. The Corporation believes that its environmental program provides the most specific and focused approach to ensure that the Corporation is in compliance with all applicable environmental regulations and to position itself as a recognized leader for its environmental achievements.

Therefore, the Board of Directors recommends that you vote AGAINST this proposal.


PROPOSAL 3

Edward S. George, 89 Corning Hill, Glenmont, New York 12077, who owns 5,000 shares of the Corporation's Common Stock, has advised the Corporation that he intends to present the following proposal at the 1997 Annual Meeting of
Shareholders:

"Whereas the dividend is the first casualty in any economic downturn and the stockholder is the first casualty and the last to benefit from an upturn, be it

Resolved: That when a dividend is cut, it is recommended that, with respect to future contract obligations, no salaries will be increased or any stock options allowed to executives or directors until the dividend is restored to its original amount before the cut."

Statement of Shareholder

"The bullet must be large enough to enable the executives and directors as well as the stockholders to get their teeth on it.

The administration will maintain that the increases in salary and stock options are necessary to attract and hold good people. This cliche' belongs with the one The check is in the mail', the New York State Legislature and certain elected officials to justify an increase in their salaries, and I'm from the government and I'm here to help.'"

Board of Directors' Response to the Shareholder Proposal

The suspension of dividend payments on the common stock was taken to help stabilize the Corporation's financial condition and provide flexibility as the Corporation addresses growing pressure from mandated power purchases and weaker sales. While we recognize the unfavorable effect it has had on our shareholders, the Corporation believes that the shareholders' long-term financial interests would not be served by basing compensation decisions on dividend payment levels.

The Corporation and the Compensation and Succession Committee of the Board of Directors have made decisions regarding the compensation of officers and other employees which we believe are appropriate to the circumstances the Corporation faces. The Compensation and Succession Committee's Report on Executive Compensation, which appears earlier in this Proxy Statement, describes the decisions that have been made regarding the structure and administration of the officer compensation program, including a freeze on salary increases during 1996 and 1997. These decisions will ensure the Corporation's ability to maintain a group of qualified officers, in an increasingly competitive industry, and will directly relate the payment of a significant component of their total compensation to the future value of our stock and our shareholders' investment. Adoption of a rigid, inflexible rule like that proposed by Dr. George could harm the stockholders by making retention of qualified executives difficult, if not impossible.

Therefore, the Board of Directors recommends that you vote AGAINST this proposal.

ADDITIONAL INFORMATION

The directors and officers of the Corporation and its subsidiaries are insured against obligations which may be incurred as a result of the Corporation's indemnification of its directors and officers. The coverage also insures the directors and officers against liabilities for which they may not be indemnified by the Corporation or its subsidiaries, except a dishonest act or breach of trust. The insurance was purchased from the National Union Fire Insurance Company, Associated Electric & Gas Insurance Services, Ltd., Aetna Casualty and Surety Company, Federal Insurance Company, CNA Insurance Company and ACE Insurance Company, Ltd. for the term from January 31, 1997 to January 30, 1998 for an aggregate premium of $1,829,451.




INDEPENDENT ACCOUNTANTS

The Corporation has selected the independent accounting firm of Price Waterhouse LLP to examine the financial statements of the Corporation and its subsidiaries for the year ended December 31, 1997. Representatives of Price Waterhouse LLP will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

QUARTERLY REPORTS

Shareholders who are not receiving quarterly reports directly from the Corporation and who would like to receive the Corporation's quarterly reports may write to Investor Relations, Niagara Mohawk Power Corporation, 300 Erie Boulevard West, Building C-3, Syracuse, New York 13202-7904 to be included on the Corporation's mailing list.

OTHER BUSINESS

Management does not know of any matters of business other than the foregoing to be presented at the Annual Meeting. However, if other matters are properly brought before the meeting or any adjournment thereof, the proxies will be voted accordingly to the best judgment of the persons authorized thereby.

Expenses incurred in connection with this solicitation will be borne by the orporation. The firm of D. F. King & Co., Inc. has been engaged to aid in the solicitation of proxies for a fee of $10,500. Directors, officers or employees of the Corporation may solicit proxies in person, by telephone, or by mail, but without extra compensation. Upon request, brokerage houses or other nominees or fiduciaries will be reimbursed by the Corporation for the expense of forwarding proxy material to beneficial owners of stock.

SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Proposals of shareholders intended to be presented at the 1998 Annual Meeting must be received by the Corporation on or before December 2, 1997, to be considered for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to that meeting.
By Order of the Board of Directors



Kapua A. Rice
Secretary

Dated:    April 7, 1997





DIRECTIONS TO THE ONCENTER
800 S. STATE STREET
SYRACUSE, NY 13202-3017
(315) 435-8000

[MAP ILLUSTRATION]

FROM THE NYS THRUWAY (I90):
Take Exit 36, Rt. 81 South to Syracuse. Harrison Street Exit #18, right on Harrison two blocks, turn left onto State Street, left into parking garage.

FROM THE NORTH:
Rt. 81 South to Harrison Street Exit #18, right on Harrison two blocks, turn left onto State Street, left into parking garage.

FROM THE SOUTH:
Rt. 81 North to Adams Street Exit #18, straight one block, left onto Harrison two blocks, turn left onto State Street, left into parking garage.